Exhibit 5.1

555 California Street 12th Floor San Francisco, CA 94104	415.875.2300 Fenwick.com

January 27, 2025

Maze Therapeutics, Inc.

171 Oyster Point Blvd., Suite 300

South San Francisco, California 94080

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

As counsel to Maze Therapeutics, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-1 (File Number 333-284164) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about January 7, 2025 (the “Registration Statement”), as subsequently amended on January 27, 2025, including a related prospectus included in the Registration Statement (the “Prospectus”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 8,970,000 shares of the Company’s common stock, $0.001 par value per share (the “Shares”). This letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

Maze Therapeutics, Inc.

January 27, 2025

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.

In connection with our opinion expressed below, we have assumed that, (i) the Registration Statement and any amendments (including any necessary post-effective amendments) will have been declared effective under the Securities Act, (ii) the Registration Statement will apply to the offer and sale of the Shares and will not have been modified or rescinded and (iii) the Company’s Amended and Restated Certificate of Incorporation, a form of which has been filed as an exhibit to the Registration Statement is filed with the Secretary of State of the State of Delaware before issuance of the Shares.

Based upon the foregoing, and subject to the qualifications and exceptions contained herein, we are of the opinion that the Shares, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, and in accordance with the resolutions adopted by the Company’s board of directors and to be adopted by the Pricing Committee thereof, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments thereto. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Concluding Paragraph Follows on Next Page]

Maze Therapeutics, Inc.

January 27, 2025

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned examination and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP